Exhibit 10.28

Silicon Valley Bank

Amendment To Loan Documents

Borrower:	Conductus, Inc.
Date:	November 29, 2000

    THIS AMENDMENT TO LOAN DOCUMENTS is entered into between SILICON VALLEY BANK ("Silicon") and the borrower named above ("Borrower").

    The Parties agree to amend the Loan and Security Agreement between them, dated April 23, 1998 (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement"), as follows, effective as of the date hereof. (Capitalized terms used but not defined is in this Amendment shall have the meanings set forth in the Loan Agreement.)

    1.  Modification to Audit Fee.  The sentence in Section 5.4 of the Loan Agreement that currently reads as follows:

    "The foregoing inspections and audits shall be at Borrower's expense and the charge therefor shall be $500 per person per day (or such higher amount as shall represent Silicon's then current standard charge for the same), plus reasonable out of pocket expenses."

is hereby amended to read as follows:

    "The foregoing inspections and audits shall be at Borrower's expense and the charge therefor shall be $600 per person per day (or such higher amount as shall represent Silicon's then current standard charge for the same), plus reasonable out of pocket expenses."

    2.  Modification to Interest Rate.  That portion of the Interest Rate set forth in Section 2 of the Schedule to Loan and Security Agreement entitled "Interest Rate (Section 1.2)" is hereby amended to read as follows:

"Interest Rate (Section 1.2):	A rate equal to the "Prime Rate" in effect from time to time, plus 1.0% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. "Prime Rate" means the rate announced from time to time by Silicon as it's "prime rate;" it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate."

    3.  Modification to Collateral Monitoring Fee.  The Collateral Monitoring Fee set forth in that portion of the Schedule to Loan and Security Agreement entitled "3. FEES (Section 1.4)" is hereby amended to read as follows:

"Collateral Monitoring Fee:	As of November 29, 2000, effective upon the date Borrower requests Silicon to make a Loan to Borrower, Silicon shall charge Borrower a fee of $750, per month, payable in arrears (prorated for any partial month at the beginning and at termination of this Agreement)."

    4.  Modified Maturity Date.  The section of the Schedule to Loan and Security Agreement entitled "4. Maturity Date (Section 6.1)" is hereby amended by modifying the Maturity Date regarding the Accounts Loans Revolving Facility to read as follows:

"4. MATURITY DATE (Section 6.1):	November 30, 2001, subject to early termination as provided in Section 6.2"

    5.  Modified Tangible Net Worth Financial Covenant.  The Minimum Tangible Net Worth Financial Covenant, as set forth in Section 5.1 of the Schedule to Loan and Security Agreement, is hereby amended to read as follows:

"Minimum Tangible Net Worth:	Borrower shall maintain a Tangible Net Worth of not less than $10,000,000."

    6.  Fee.  In consideration for Silicon entering into this Amendment, Borrower shall concurrently pay Silicon a fee in the amount of $20,000, which shall be non-refundable and in addition to all interest and other fees payable to Silicon under the Loan Documents. Silicon is authorized to charge said fee to Borrower's loan account.

    7.  Representations True.  Borrower represents and warrants to Silicon that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

    8.  General Provisions.  This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Silicon and Borrower, and the other written documents and agreements between Silicon and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Silicon

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and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

Borrower:		Silicon:
CONDUCTUS, INC.		SILICON VALLEY BANK
By	/s/ RON WILDERINK	By	/s/ ARLENE SORIANO
	President or Vice President	Title	AVP
By	/s/ JUDITH A. DEFRANCO Secretary or Ass't Secretary